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                                                                     Exhibit 5.1

                                                                October 27, 1995

Ford Motor Company
The American Road
Dearborn, MI  48121


Ladies and Gentlemen:


         As Secretary and an Assistant General Counsel of Ford Motor Company, a Delaware corporation ("Ford"), I have acted as counsel for Ford and Ford Motor Company Capital Trust I, a statutory business trust created under the Delaware Business Trust Act (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (Registration No. 33-62761), as amended (the "Registration Statement"), relating to (i) the offer by the Trust (the "Offer") to exchange its 9% Trust Originated Preferred Securities (the "Preferred Securities") for up to 44,600,000 outstanding Series B Depositary Shares ("Depositary Shares") each representing 1/2,000 of a share of Series B Cumulative Preferred Stock of Ford and (ii) in connection therewith, the deposit by Ford with the Trust as trust assets of its 9% Junior Subordinated Debentures due 2025 (the "Junior Subordinated Debentures"). Concurrently with the delivery of Junior Subordinated Debentures to the Trust, Ford will make a cash contribution to the Trust, the proceeds of which will be used by the Trust to purchase as trust assets additional Junior Subordinated Debentures. The Junior Subordinated Debentures are to be issued under an Indenture dated as of December 1, 1995 (as supplemented by the First Supplemental Indenture dated as of December 1, 1995, the "Indenture"), to be entered into by and between Ford and The Bank of New York, as trustee. The Preferred Securities will be guaranteed (the "Guarantee") by Ford to the extent described in the Prospectus forming a part of the Registration Statement.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

       Based on the foregoing, it is my opinion that:

         1. The Indenture, the Junior Subordinated Debentures and the Guarantee have been duly authorized by Ford.

         2. When (i) the Registration Statement has become effective under the Act, (ii) the Indenture has been duly executed and delivered, (iii) the terms of the
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        Junior Subordinated Debentures have been duly established in accordance with the Indenture and (iv) the Junior Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and duly issued and delivered to the Trust as contemplated by the Registration Statement, the Junior Subordinated Debentures will constitute valid and binding obligations of Ford, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         3. When (i) the Registration Statement has become effective under the Act, (ii) the Guarantee has been duly executed and delivered and (iii) the Preferred Securities have been duly issued and delivered in exchange for the Depositary Shares as contemplated by the Registration Statement, the Guarantee will constitute a valid and binding obligation of Ford, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         In connection with the foregoing opinion, I wish to point out that I am a member of the Bar of the State of Michigan and do not hold myself out as an expert in the laws of states other than Michigan. However, I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other states in connection with such opinion, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinion.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.


                                                               Very truly yours,



                                                          /s/  J. M. Rintamaki
                                                          ----------------------
                                                               J. M. Rintamaki